Exhibit 10.24
GUARANTY
     THIS GUARANTY, dated as of October 25, 2007 (the “Guaranty”), is made by Hayes Lemmerz Aluminio, S. de R.L. de C.V. together with its successors and permitted assigns, (the “Guarantor”), in favor of U.S. Bank, National Association, acting in its capacity as trustee under the Indenture (as defined below) and the holders of the Notes (as defined below) (together with their respective successors and permitted assigns, collectively, the “Beneficiary”).
     Pursuant to the Indenture, dated as of May 30, 2007 (as amended, modified or supplemented from time to time, the “Indenture”) executed by and between Hayes Lemmerz Finance, LLC –Luxembourg, S.C.V. (the “Issuer”) and U.S. Bank, National Association, in its capacity of trustee (the “Trustee”), the Issuer has issued its 8.25% Senior Notes due 2015 in the aggregate principal amount of €130,000,000 (the “Notes”).
     The Guarantor has agreed to execute and deliver the Guaranty in order to guarantee the payment and performance of the obligations of the Issuer under the Notes and the Indenture.
1. Representations.
     The Guarantor hereby represents to the Beneficiary that:
     (a) The Guarantor is a limited liability company of variable capital duly incorporated and validly existing under the laws of Mexico;
     (b) The Guarantor’s legal representative has been granted with the necessary powers in order to subscribe and grants this Guaranty, and to this day such powers have not been in anyway amended, restricted nor revoked; and
     (c) The Guarantor is a part of the economic group of the Issuer, as member of this group the Guarantor shall receive substantial direct and indirect economic and non-economic benefits form the issuance of the Notes by the Issuer pursuant to the Indenture and it is in the corporate interest of the Guarantor party hereto to make this guaranty,
2. Guaranty:
     The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Beneficiary, in terms of Articles 2794, 2795, 2798, 2800 and other and other applicable of the Mexican Federal Civil Code, and the corresponding Articles of the federal entities of the United Mexican States, the prompt and punctual payment, performance or delivery when due of any and all present and future obligations regarding the obligations of the Issuer under the Notes and the Indenture, including but not limited to the payment of principal or interest, reimbursement of amounts drawn under fees, reasonable expenses, losses and reasonable lawyers fees that the Beneficiary may need, as consequence of an event of default as described in section 6.01 of the Indenture (the “Guaranteed Obligations”).
     In the event that any portion of the Guaranteed Obligations is paid by the Issuer, the obligations of the Guarantor hereunder shall continue and remain in full force and effect.

     The Guarantor and, by their acceptance of the benefits of this Guaranty, the Beneficiary hereby confirm that it is their intention that this Guaranty and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency, concurso mercantile, reorganization, liquidation or similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Guarantor and, by their acceptance of the benefits of this Guaranty, the Beneficiary hereby irrevocably agrees that the obligations of the Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.
3. Obligations Unconditional.
     (a) Obligations Unconditional. Except as otherwise provided in the Indenture with respect to the release of guaranties and to the extent permitted by Mexican Law, the obligations of the Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guaranty or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees that: (a) this Guaranty is a personal guaranty of payment when due and not of collectibility; (b) the obligations of the Guarantor hereunder are independent of the obligations of the Issuer under the Indenture and the Notes and the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against each guarantor whether or not any action is brought against the Issuer or any of such other guarantors and whether or not the Issuer is joined in any such action or actions; and (c) a payment of a portion, but not all, of the Guaranteed Obligations by the Guarantor or the Issuer or any third party shall in no way limit, affect, modify or abridge the liability of the Guarantor for any portion of the Guaranteed Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon the Guarantor and its successors and assigns except as otherwise provided in the Indenture.
     (b) Payments. All payments to be made hereunder by the Guarantor shall be made in Euros to an account as shall have been notified in advance by the Beneficiary to the Guarantor and shall be calculated and paid outside of the United Mexican States, without any deduction, payment of any taxes, duties or any quota that shall be paid as result of the payment. All the taxes shall be paid according to the legal applicable disposals. In the event the payment is reduced as consequence of the withholding or deduction, such additional amounts shall be included in the Guaranty, in order to ensure that the Beneficiary receives a net amount equal to the full amount which it would have received had such payment not been made subject to such deduction or whit holding.
     In the event the payment is paid to the Beneficiary in a different currency form Euros, the Guarantor shall pay the differences of the rate of exchange. The rate of exchange shall mean in this Guaranty the rate applicable to 11:00 am (New York City Time, U.S.A.), at the respective day, indicated to buy the Euros in New York City with the foreign currency.
4. Waiver.
     Upon the occurrence of an Event of Default (as described in section 6.01 of the Indenture) the Beneficiary at its entire discretion, may initiate a direct action without previous notice against the Guarantor to request the payment of the any amount of the Guaranteed Obligations. Guarantor hereby waives the rights and benefits of orden, excusión and división deriving to it from Articles 2816 section I and other applicable of the Mexican Federal Civil Code, and the corresponding Articles of the federal entities of the United Mexican States, which Articles are not reproduced herein inasmuch as each Guarantor hereby represents to be familiar with the contents thereof. Also, the Guarantor hereby waives as permitted by the laws the benefits pursuant in Articles 2814 and 2815 of the Mexican Federal Civil Code, and the corresponding Articles of the federal entities of the United Mexican States and other related articles.
5. Continuing Guaranty.
     This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (i) complete and indefeasible payment and satisfaction in full of the Guaranteed Obligations or (ii) the release of this Guaranty by the Beneficiary as provided in the Indenture.
6. Independent Liability.
     The Guarantor’s liability hereunder is independent of any other guarantees or other obligations at any time in effect in relation to the Guaranteed Obligations or any part thereof, and such liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or obligations.
7. Notices.
     Any notice or communications in respect of this Guaranty shall be in writing and shall be delivered personally, or sent by mail, fax transmission (to be affirmed in writing) or overnight air courier guaranteeing next-day delivery to the following address:
Beneficiary:
U.S. Bank National Association
Corporate Trust Services
100 Wall Street, 16th Floor
New York, New York 10005
Facsimile No.: (212) 809-5459
Attention:          Thomas E. Tabor, Vice President
Guarantor:
Hayes Lemmerz Aluminio, S. de R.L. de C.V.
c/o Hayes Lemmerz International Inc.
15300 Centennial Drive
Northville, Michigan 48168
Facsimile No.: (734) 737-2069
Attention:           General Counsel

8. Headings.
     The section headings contained herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.
9. Severability.
     Any provision of this Guaranty, which may be determined by competent authority to be prohibited or unenforceable in the jurisdiction of such competent authority, as to such jurisdiction, shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each such invalid or unenforceable provision will be ineffective only to the extent of such invalidity or unenforceability.
10. Assignment.
     The Beneficiary shall be entitle to assign or transfer all or any part of its rights hereunder to any successor to the Trustee that is acting as Trustee under the Indenture without the consent of the Guarantor.
11. Amendments.
     No amendments nor modification of this Guaranty, shall be in any event be effective without the written concurrence of the Trustee and the Guarantor. In the event the Beneficiary considers because of the circumstances is necessary to grant a new guaranty the Guarantor accepts to modify the terms and conditions of this Guaranty and grant a new one.
12. Governing Law.
     This Guaranty and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the United Mexican States.
     The parties hereby irrevocably submit to the jurisdiction of the competent courts sitting in Mexico City, Federal District.

     IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the day first above written.

HAYES LEMMERZ ALUMINIO, S. DE R.L. DE C.V.
/s/ John A. Salvette
Name:	John A. Salvette
Title: President